Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec to Settle Legacy Wage and Hour Lawsuit and
Accelerate Closure of Legacy Litigation
Coral Gables, FL (October 26, 2007) — MasTec, Inc. (NYSE: MTZ) announced today that it has reached an agreement to settle its previously disclosed wage and hour lawsuit regarding the Company’s install to the home employees. The lawsuit involving claims dating back as far as 2001 and covering current and former employees from California, Florida, Georgia, Maryland, New Jersey, New Mexico, North Carolina, South Carolina, Texas and Virginia, is similar to numerous class action lawsuits filed against others nationwide.
While the Company denies the allegations underlying the lawsuit, it has agreed to the settlement to avoid significant legal fees, the uncertainty of a jury trial, other expenses and management time that would have to be devoted to protracted litigation. The gross settlement of $12.6 million is subject to court approval and represents the maximum payout, assuming 100% opt-in by all potential members of the purported class. The minimum payment under the agreement is approximately $3.8 million to the plaintiffs’ attorneys and $750 thousand for the named plaintiffs who have already joined the lawsuit. Future opt-in rates are hard to predict, especially with the transient nature of this workforce. While difficult to estimate, the Company expects actual payments to be less than the gross settlement amount, and the appropriate charge for financial statement purposes is currently being evaluated.
As a result of this litigation, the Company has instituted a number of procedures and safeguards to avoid being the target of such litigation in the future.
For 2006 and 2007, the Company estimates that it will spend over $20 million on outside legal fees and expenses, with the bulk of the expenditures related to old, legacy issues. In many cases, the Company has made inadequate or unsatisfactory progress. As a result, MasTec’s senior management recently announced a significant shift in strategy regarding its older legal cases and disputes. The shift in strategy is to accelerate closure of many of the older legal cases and disputes while protecting the economic interests of the Company and its shareholders. Most of this legacy litigation relates to the years 2001 through 2005 and does not involve current customers. As a part of this change in legal strategy, the Company expects to book significant additional charges and reserves for the most recent quarter ended September 30.

MasTec’s current 2007 earnings guidance, which it announced in the Company’s September 5, 2007 press release, specifically excluded the positive or negative impact of any legacy litigation.
Jose Mas, MasTec’s President and Chief Executive Officer, noted “We have re-assessed all of our major legal cases and disputes and decided to accelerate the closure of a number of cases. With continued high legal costs for litigating these cases and the related drain on management time, we have concluded that it is in the best interest of the Company to get a number of the older legal cases and disputes behind us.”
Mr. Mas continued, “In the last few years, we have significantly strengthened our management team, improved our portfolio of businesses and customers and improved our financial and operational controls. As a result, our current business activities have generated dramatically less litigation than we once had. Therefore, when we get these older legal cases and disputes behind us over the next few months, we expect to enjoy a much lower level of expense for outside legal fees.”
Mr. Mas concluded, “We have excellent opportunities with the customers and markets that we currently serve and intend to get our legacy litigation behind us so that we can focus on executing and growing our good business opportunities.”
MasTec <www.mastec.com> is a leading specialty contractor operating throughout North America across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, adverse determinations on any claim, lawsuit or proceeding, the highly competitive nature of our industry, dependence on a limited number of customers, the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts, the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts, any exposure related to our recently sold DOT projects and assets, restrictions imposed by our credit facility and senior notes, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
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